Exhibit (d)(150)

Form Of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003, between

Fidelity Management & Research Company

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	Equity
Fidelity Investment Trust	Fidelity Total International Equity Fund	Equity
Fidelity Investment Trust	Fidelity International Growth Fund	Equity

Agreed and Accepted

as of ____ _, 2007

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